Exhibit 99.1






NEWS RELEASE

CONTACT:   KEVIN R. WHITE OR SHAWN ABERNATHY
           405 749-1300

FOR IMMEDIATE RELEASE


Tuesday, February 3, 1998

LOUIS DREYFUS NATURAL GAS ANNOUNCES 1997 RESULTS AND YEAR-END RESERVES


RECORD REVENUES, CASH FLOWS AND PRODUCTION; NET LOSS FROM ACQUISITION IMPAIRMENT CHARGE

     Oklahoma City, Oklahoma -- Louis Dreyfus Natural Gas Corp. (NYSE: LD) today announced its financial results for the year ended December 31, 1997. Excluding the effects of a fourth-quarter impairment charge, the Company reported net income of $31.1 million, or $1.03 per share, on total revenue of $232.9 million for 1997. This compares with net income of $21.1 million, or $.76 per share, on total revenue of $189.5 million for 1996. The Company reported record cash flows from operating activities (before working capital changes) for the year ended December 31, 1997 of $127.1 million, which compares to $101.0 million for 1996, an increase of 26%. The 1997 increase in revenues and operating cash flows was achieved primarily through growth in oil and gas production and higher oil and gas prices. The Company reported a net loss of $16.1 million, or $.53 per share, after the effects of a $75.2 million non-cash impairment charge ($47.1 million after tax), substantially all of which was recognized as anticipated in connection with the October 1997 acquisition of American Exploration Company.

RECORD PRODUCTION LEVELS

     Oil and gas production for the year ended December 31, 1997 was 12% higher in relation to the prior year. In total, the Company produced 84.3 Bcfe in 1997 compared to 75.0 Bcfe in 1996. Natural gas production increased to 71.7 Bcf, up 12% compared to 63.9 Bcf produced in 1996. Oil production for 1997 increased 13% to 2.1 MMBbls compared to 1.8 MMBbls for 1996. These 1997 production increases are largely attributable to the October 1997 acquisition of American Exploration Company and the results of the Company's exploration and development drilling program.

     The Company received an average gas price of $2.52 per Mcf for its 1997 gas production, an 8% increase compared to $2.34 per Mcf for 1996. The average oil price received for 1997 was $19.86 per Bbl compared to $19.56 per

Bbl for 1996, an increase of 2%. The prices for both years include the results of the Company's hedging activities.

FOURTH QUARTER 1997 RESULTS

     Excluding the non-cash impairment charge, the Company reported net income of $8.4 million, or $.23 per share, on total revenue of $80.1 million for the quarter ended December 31, 1997. This compares to net income of $7.8 million, or $.28 per share, on total revenue of $54.9 million for the fourth quarter of
1996.   Cash flows from operating activities (before changes in working capital) for the fourth quarter of 1997 were sharply higher, increasing 43% to $46.8 million compared to $32.6 million for the fourth quarter of 1996. This improvement was primarily attributable to higher oil and gas production as a result of the American acquisition. The Company reported a net loss of $38.7 million, or $1.03 per share, after the effects of the acquisition impairment charge.

1997 DRILLING PROGRAM

     The Company expanded its exploration and development activities in each of its core operating areas during 1997. For the year, the Company successfully completed 311 productive wells out of 343 total wells drilled (or 91%), including 233 wells drilled in the state of Texas and 80 wells in Oklahoma. This well count includes 48 exploratory wells, 36 (or 75%) of which were successfully completed as producers. The Company's 1997 drilling activities resulted in the addition of 125 Bcfe of new reserves, replacing 148% of production.

1997 YEAR-END RESERVES

     The Company added 213 Bcfe to proved oil and gas reserves during 1997, a 22% increase over 1996's year-end proved reserve position of 990 Bcfe. The Company's proved reserves at December 31, 1997 are comprised of 29.1 MMBbls of oil and 1.0 Tcf of natural gas, or 1.2 Tcfe. The present value of the estimated future net revenues from proved reserves discounted at 10% was $1.1 billion. In addition to the reserve growth resulting from the Company's 1997 drilling program, the Company acquired 198 Bcfe (net of sales) during 1997.

MANAGEMENT COMMENT

     Mark Monroe, President and Chief Executive Officer, stated, "1997 was a year of significant achievement for Louis Dreyfus Natural Gas. Through our drilling and acquisition efforts, the Company added reserves equal to more than 350% of production. Compared to last year, we are a substantially larger, stronger company, with total assets now exceeding $1.2 billion. Our 1997 drilling program established records in terms of number of wells drilled and reserves added. We ended the year with an exciting exploration position which has the potential to make a significant impact on our future results.

     Our growth prospects for 1998 look very bright. Production averaged 320 MMcfe per day for December, a 20 MMcfe per day increase over pro forma combined results for the first half of 1997. We will continue to focus on the strategy that has served us well -- large-scale, risk-balanced drilling in our core operating areas and opportunistic acquisitions."

-----------------------------------

     This press release includes certain statements that may be deemed to be "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future, including drilling of wells, reserve estimates, future production of oil and gas, future cash flows and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of their experience and perception of historical trends, current conditions, expected future developments and other factors they believe are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements.

                                     # # #

     Louis Dreyfus Natural Gas is an independent energy company engaged in the acquisition, development, exploration, production and marketing of natural gas and crude oil. Internet address: http://www.ldng.com.

Presented below are selected financial and operating results for the three-months and the years ended December 31, 1997 and 1996 (in thousands, except per share data and as noted):

                                        Three Months Ended     Year Ended
                                           December 31,        December 31,
                                        ------------------  ------------------
                                          1997      1996      1997      1996
                                        --------  --------  --------  --------
                                           (unaudited)
SELECTED FINANCIAL RESULTS:
REVENUES
Oil and gas sales. . . . . . . . . . .  $ 79,823 $  53,845  $222,016  $185,558
Interest and other . . . . . . . . . .       299     1,006    10,901     3,947
                                        --------  --------  --------  --------
                                          80,122    54,851   232,917   189,505
                                        --------  --------  --------  --------

EXPENSES
Operating costs. . . . . . . . . . . .    16,680    11,910    49,169    44,615
General and administrative . . . . . .     6,956     3,979    18,855    16,325
Exploration costs. . . . . . . . . . .     3,656     4,174     8,956     4,965
Depreciation, depletion and
 amortization. . . . . . . . . . . . .    30,084    16,512    79,325    65,278
Impairment of oil and gas properties .    75,198        --    75,198        --
Interest . . . . . . . . . . . . . . .     9,706     6,620    28,737    26,822
                                        --------  --------  --------  --------
                                         142,280    43,195   260,240   158,005
                                        --------  --------  --------  --------
Income (loss) before income taxes. . .   (62,158)   11,656   (27,323)   31,500
Income taxes . . . . . . . . . . . . .   (23,454)    3,850   (11,261)   10,398
                                        --------  --------  --------  --------
Net income (loss). . . . . . . . . . .  $(38,704) $  7,806  $(16,062) $ 21,102
                                        ========  ========  ========  ========


Net income (loss) per share. . . . . .  $  (1.03) $    .28  $   (.53) $    .76
                                        ========  ========  ========  ========
Weighted average common shares
 outstanding . . . . . . . . . . . . .    37,435    27,800    30,233    27,800
                                        ========  ========  ========  ========


Cash flows from operating activities
 (before working capital changes). . .  $ 46,786  $ 32,618  $127,074  $100,981
                                        ========  ========  ========  ========

                                        Three Months Ended     Year Ended
                                           December 31,        December 31,
                                        ------------------  ------------------
                                          1997      1996      1997      1996
                                        --------  --------  --------  --------
                                           (unaudited)

SELECTED OPERATING RESULTS:
PRODUCTION
Oil production (MBbls) . . . . . . . .       849       480     2,088     1,849
Natural gas production (MMcf). . . . .    23,352    16,334    71,731    63,910
Equivalent production (MMcfe). . . . .    28,443    19,212    84,262    75,004

PRICES
Average oil price (per Bbl). . . . . .  $  19.15  $  21.34  $  19.86  $  19.56
Average gas price (per Mcf). . . . . .  $   2.72  $   2.67  $   2.52  $   2.34
Average equivalent price (per Mcfe). .  $   2.81  $   2.80  $   2.63  $   2.47

                                         Dec. 31,    Dec. 31,
                                           1997        1996
                                        ----------  ----------
SELECTED BALANCE SHEET INFORMATION:
Net working capital. . . . . . . . . .  $    3,231  $    4,340
Oil and gas properties, net. . . . . .   1,077,091     652,257
Total assets . . . . . . . . . . . . .   1,210,954     733,613
Long-term debt . . . . . . . . . . . .     563,344     343,907
Stockholders' equity . . . . . . . . .     469,204     263,693

PROVED RESERVE INFORMATION:
Oil (MBbls). . . . . . . . . . . . . .      29,109      23,497
Natural gas (MMcf) . . . . . . . . . .   1,028,752     849,199
Total (MMcfe). . . . . . . . . . . . .   1,203,405     990,179